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                                                    OMB NUMBER        3235-0145
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13D(1)


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 3)*



                          ARVIDA/JMB PARTNERS, L.P.
- --------------------------------------------------------------------------------
                               (Name of Issuer)


         Limited Partnership Interests and Assignee Interests Therein
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                     None
- --------------------------------------------------------------------------------
                                (CUSIP Number)

                              Michael L. Ashner
                       Raleigh Capital Associates L.P.
                      100 Jericho Quadrangle, Suite 214
                         Jericho, New York 11735-2717
                                (516) 822-0022
- --------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)


                              September 19, 1996
                     -----------------------------------
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                        (Continued on following pages)
                             (Page 1 of 3 Pages)

- ------------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1)This Amendment No. 3 amends certain information contained in the final amendment to Schedule 14D-1 filed by Raleigh Capital Associates L.P., Raleigh GP Corp., Rockland Partners, Inc. and Zephys Partners on August 6, 1996, which constituted the initial filing on Schedule 13D by such entities under Section 13(d) of the Act, and Amendment Nos. 1 and 2 to Schedule 13D filed by such entities.

                                 SCHEDULE 13D
- ----------------------------                     -------------------------------
CUSIP NO. N/A                                              PAGE 2 OF 8 PAGES
- ----------------------------                     -------------------------------


- --------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Raleigh Capital Associates LP.

- --------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]

- --------------------------------------------------------------------------------
 3    SEC USE ONLY



- --------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

              AF;WC

- --------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)



- --------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


              Delaware
- --------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                        0

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                           79,701 Units
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                        0

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                           79,701 Units

- -------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              79,701 Units

- --------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



- --------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              19.7%

- --------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

              PN

- --------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13D
- ----------------------------                     -------------------------------
CUSIP NO. N/A                                              PAGE 3 OF 8 PAGES
- ----------------------------                     -------------------------------


- --------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Raleigh GP Corp.

- --------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]

- --------------------------------------------------------------------------------
 3    SEC USE ONLY



- --------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

              N/A

- --------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)



- --------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


              Delaware
- --------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                        0

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                           79,701 Units
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                        0

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                           79,701 Units

- -------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              79,701 Units

- --------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



- --------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              19.7%

- --------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

              CO

- --------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

- --------------------

** Reflects beneficial ownership of 5 Units by Rockland Partners, L.P. (of which Rockland Partners, Inc. is the general partner).

                                 SCHEDULE 13D
- ----------------------------                     -------------------------------
CUSIP NO. N/A                                              PAGE 4 OF 8 PAGES
- ----------------------------                     -------------------------------


- --------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Rockland Partners, Inc.

- --------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]

- --------------------------------------------------------------------------------
 3    SEC USE ONLY



- --------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

              N/A

- --------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)



- --------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


              Delaware
- --------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                        0

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                           79,706 Units
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                        0

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                           79,706 Units

- -------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              79,706 Units

- --------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



- --------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              19.7%

- --------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

              CO

- --------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

- --------------------

** Reflects beneficial ownership of 5 Units by Rockland Partners, L.P. (of which Rockland Partners, Inc. is the general partner) and 79,701 Units beneficially owned by Raleigh Capital Associates L.P. (of which Rockland Partners, Inc. is a general partner).

                                 SCHEDULE 13D
- ----------------------------                     -------------------------------
CUSIP NO. N/A                                              PAGE 5 OF 8 PAGES
- ----------------------------                     -------------------------------


- --------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Zephyr Partners

- --------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [x]
                                                                        (b) [ ]

- --------------------------------------------------------------------------------
 3    SEC USE ONLY



- --------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

              N/A

- --------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)



- --------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


              New York
- --------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                        0

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                           79,701 Units
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                        0

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                           79,701 Units

- -------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              79,701 Units

- --------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            [ ]



- --------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              19.7%

- --------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

              PN

- --------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

- ------------------------

** Reflects beneficial ownership of 5 Units by Rockland Partners, L.P. (of which Rockland Partners, Inc. is the general partner).

         This Amendment No. 3 amends certain information contained in the final amendment to Schedule 14D-1 (the "Final Amendment") filed by Raleigh Capital Associates L.P. ("Raleigh Capital"), Raleigh GP Corp., Rockland Partners, Inc. and Zephyr Partners on August 6, 1996, which constituted the initial filing on
Schedule 13D under Section 13(d) of the Act, and Amendment Nos. 1 and 2 to
Schedule 13D filed by such entities ("Amendment Nos. 1 and 2"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Final Amendment and Amendment Nos. 1 and 2.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby supplemented and amended as follows:

         On September 17, 1996, the General Partner sent a letter to Raleigh Capital, a copy of which is attached hereto as Exhibit 6 and incorporated by reference herein, rejecting the Raleigh Proposal.

         On September 19, 1996, Raleigh Capital sent a letter to the General Partner, a copy of which is attached hereto as Exhibit 7 and incorporated by reference herein, responding to its rejection of the Raleigh Proposal and offering the General Partner an opportunity to meet with representatives of Raleigh Capital to clarify any aspect of the Raleigh Proposal.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby supplemented and amended by adding the following, copies of which are attached hereto as exhibits:

         99.6 Letter dated September 17, 1996 from the General Partner to Raleigh Capital.

         99.7 Letter dated September 19, 1996 from Raleigh Capital to the General Partner.

                                   Signatures

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 24, 1996            RALEIGH CAPITAL ASSOCIATES L.P.
                                      By:   Raleigh GP Corp., General Partner



                                               By:  /s/ Peter Braverman
                                                    ---------------------------
                                                       Name:   Peter Braverman
                                                       Title:  Vice President

                                      By:  ROCKLAND PARTNERS, INC.,
                                           General Partner


                                               By:  /s/ Jonathan H. Paul
                                                    ---------------------------
                                                       Name:   Jonathan H. Paul
                                                       Title:  Vice President

                                      By:  ZEPHYR PARTNERS
                                           By:  GP Aeolus Inc., General Partner


                                               By:  /s/ Edward Mattner
                                                    ---------------------------
                                                       Name:   Edward Mattner
                                                       Title:  Vice President

                                      By:  AREHGP INC., General Partner


                                               By:  /s/ John Saldarelli
                                                    ---------------------------
                                                       Name:   John Saldarelli
                                                       Title:  President

                                      RALEIGH GP CORP.


                                               By:  /s/ Peter Braverman
                                                    ---------------------------
                                                       Name:   Peter Braverman
                                                       Title:  Vice President

                                   Signatures

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 24, 1996            ROCKLAND PARTNERS, INC.

                                      By:  /s/ Jonathan H. Paul
                                           -----------------------------
                                               Name:   Jonathan H. Paul
                                               Title:  Vice President

                                      ZEPHYR PARTNERS
                                      By:  GP Aeolus Inc., General Partner


                                      By:  /s/ Edward Mattner
                                           ---------------------
                                               Name:   Edward Mattner
                                               Title:  Vice President

                                      By:  AREHGP INC., General Partner


                                      By:  /s/ John Saldarelli
                                           ---------------------
                                               Name:   John Saldarelli
                                               Title:  President

                                 Exhibit Index

                                                                                                 Sequentially
Exhibit No.                                 Description                                         Numbered Page
- -----------                                 -----------                                         -------------
   99.6      Letter dated September 17, 1996 from the General Partner to Raleigh Capital.

   99.7      Letter dated September 19, 1996 from Raleigh Capital to the General Partner.